Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), dated as of June 15, 2010, (the “Effective Date”), is by and between Pro-Pharmaceuticals, Inc., a Nevada corporation, with a principal place of business at 7 Wells Avenue, Newton, MA 02459 and its successors, subsidiaries and affiliates (collectively, the “Company”), and PGT BioMedical Consulting, LLC, with a principal place of business at 828 Flamingo Rd, #207, Las Vegas, NV, 89119, (“Consultant”).

W I T N E S S E T H

WHEREAS, the Company desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide consulting and advisory services to the Company, all as hereinafter provided in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and mutual agreements hereinafter set forth, the Company and Consultant hereby agree as follows:

1.	Consultation. The Company shall retain Consultant as a non-exclusive consultant and advisor, and Consultant shall serve the Company as a consultant and advisor upon the terms and conditions hereinafter set forth. The Consultant agrees that Dr. Traber shall provide the services contemplated by this Agreement, and that the Company shall have the right to terminate this Agreement if the services contemplated hereby are not provided by Dr. Traber and that for the purposes of this Agreement the term “Consultant,” as appropriate, shall mean Dr. Traber.

2.	Term. Subject to the terms and conditions hereinafter set forth, the term of Consultant’s consulting arrangement hereunder (hereinafter referred to as the “Consultation Period”) shall commence on the Effective Date, and shall continue for a period of four (4) years from the Effective Date. This agreement is renewable by agreement of both parties.

3.	Consulting Duties.

3.1 During the Consultation Period, Consultant shall render to Company or to Company’s designee such consulting and advisory services in its areas of expertise and knowledge related to the role of Chief Medical Officer and all associated responsibilities as outlined in Appendix 1.

3.2 Consultant agrees to provide the necessary effort to accomplish mutually agreed tasks. All work to be performed by Consultant for the Company shall be under the general supervision of the Company. The Consultant will:

3.3 Complete a “Strategic Plan” for Drug Development and Approval, with the objective of gaining multiple approvals for DAVANAT in the field of oncology.

3.4 Complete a “Strategic Plan” for the Development and Approval of a drug for liver fibrosis/cirrhosis with the objective of entering into a partnership to run and fund for the human clinical trials.

3.5 Consultant shall devote its best efforts and ability to the performance of the duties attaching to this obligation.

3.6 Performance will be measured by the progress of the Phase III clinical trial and approval process for DAVANAT and the IND for fibrosis.

3.7 Consultant’s performance against milestones and project plans will be reviewed every six (6) months.

3.8 In performing its services hereunder, Dr. Peter Traber shall familiarize himself with and consider, among other things, the history and the nature of the technology of the Company; the condition and prospects of the technology; the operations; preclinical and clinical trial results, prospects of the Company; and such other factors Dr. Peter Traber deems relevant.

3.9 The Company acknowledges that the ability of Dr. Peter Traber to perform his services is in large part dependent on the Company furnishing Dr. Peter Traber with information regarding the Company in a timely fashion.

Consultant shall furnish the Company with a statement of activity and progress to milestones at least monthly.

4.	Compensation.

4.1 Cash Fees. In consideration for consulting services and agreements hereunder, during the Consultation Period, the Company shall pay to Consultant consulting fees for the time expended rendering services under this agreement, at the rate of $5,000 per month for the first two years of this agreement, plus the warrants referred to hereinafter in Paragraph 4.2.1.

4.2 Compensation. In consideration for consulting services relating specifically to business and/or corporate development activities during the Consultation Period, the ‘Transaction Term’, the Company shall pay to Consultant the following;

4.2.1 Equity Compensation. In exchange for the performance of consulting services relating to this agreement, the Company shall grant to Consultant long term Incentive warrants (the “Warrants”) exercisable to purchase shares of the Company’s common stock (the “Warrant Shares”) having the terms stated in 4.2.2.1 upon the vesting schedule as follows:

a. 150,000 Warrants at the signing of this agreement;

b. 150,000 Warrants at completion of the first year and satisfactory performance to objectives of this contract;

c. 150,000 Warrants when the first patient is dosed in the Phase III trial;

d. 150,000 Warrants when an IND is received for fibrosis.

4.2.2.1 Terms of Warrants and Issuance Thereof. The issuance of the Warrants is subject to approval of the Company’s Board of Directors. The Warrants relative to Section 4.2.1(a) - (e)

shall be contained in one instrument, issued following approval of the Board of Directors and in any event no later than 60 days after the Effective Date, with vesting dates that reflect the respective milestones stated in 4.2.1 (a) - (e) respectively. All Warrants shall contain a “cashless” exercise provision and be exercisable until the fifth anniversary of the date of grant at an exercise price which is the greater of $0.50 or the price of the Company’s common stock on the date of the BOD approval, and remain exercisable through such 5-year term whether or not this Agreement is then in effect. The warrants are exercisable solely for cash (i.e., not the claimed value of services) in case the Consultant wishes to exercise and take possession of the common stock shares; or “cashlessly” when in-the-money.

4.2.2.2 Securities Law Matters. The Consultant acknowledges and agrees that (i) neither the Warrants nor the Warrant Shares issuable thereunder have been or will be registered under the Securities Act of 1933, as amended (the “Securities Act”) or applicable state law and, (ii) the Warrants and Warrant Shares are “restricted securities” as defined in Rule 144 under the Securities Act (“Rule 144”), and, accordingly, may not be resold or otherwise transferred unless registered or in a transaction exempt from the registration requirements under the Securities Act or applicable state law; (iii) the Warrants may not be exercised unless pursuant to an applicable exemption under the Securities Act and applicable state law at the time of exercise, (iv) resale of restricted securities such as the Warrant Shares pursuant to Rule 144, if available, requires compliance with such rule including the holding period thereunder; and (v) the Company has no obligation to register the Warrants or Warrant Shares under the Securities Law or applicable state law. The Consultant agrees that any transferee or assignee of the Warrants shall be required to acknowledge and agree to be bound by the matters set forth in this Section 4.2.2.2.

5.	Benefits. Consultant shall not be entitled to any benefits, coverage or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

6.	Termination. Either party to this Agreement may terminate this Agreement at any time by giving to the other party written notice of termination with ninety (90) days notice. If this Agreement is terminated on account of breach of any of the terms and conditions of this Agreement by Consultant, Consultant shall not receive any compensation under this Agreement, either in respect to the Transactions already entered into on the date of such termination or the Transactions that will be entered into after the date of such termination. The Engagement may be terminated (except as provided above with respect to reimbursement of expenses and indemnification and earned compensation including any and all warrants) by the Company or Dr. Peter Traber at any time after the third month anniversary of the signing of the agreement, with or without cause, upon 90 days prior written notice to the other party.

7.	Cooperation. Consultant shall use its best efforts in the performance of its obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit Consultant to perform its obligations hereunder.

8.	Inventions and Proprietary Information.

Inventions.

All ideas, concepts, discoveries, inventions, developments, original works of authorship, software and system documentation, trade secrets, methods, tangible research materials, data, information, technology, designs, innovations, improvements and know-how (whether or not patentable) related to the business of the Company (“Inventions”) which are made, devised, invented, conceived, reduced to practice or tangible medium, created, written, designed or developed by Consultant, solely or jointly with others and whether during normal business hours or otherwise, during the Consultation Period or thereafter if resulting directly from Proprietary Information of the Company (as defined below), shall be the sole property of the Company. Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks and other industrial and intellectual property rights and applications therefore, in the United States and elsewhere and appoints any officer of the Company as its duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company’s expense, Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.

9.	Proprietary Information.

Consultant acknowledges that its relationship with the Company is one of high trust and confidence and that in the course of its service to the Company he will have access to and contact with Proprietary Information (as defined in subparagraph 8.2.3. below). Consultant acknowledges that all Proprietary Information, whether or not in writing and whether or not labeled or identified as confidential and proprietary, is and shall remain the exclusive property of the Company or the third party providing such information to Consultant or the Company.

Consultant agrees that Consultant shall not, during the Consultation Period and thereafter, publish, disclose or otherwise make available to any third party, other than employees of the Company, any Proprietary Information except as expressly authorized in writing by the Company. Consultant agrees that Consultant shall use such Proprietary Information only in the performance of its services for the Company and in accordance with any Company policies with respect to the protection of Proprietary Information. Consultant agrees not to use such Proprietary Information for its own benefit or for the benefit of any other person or business entity.

For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any invention, trade secrets, technical information, know-how, research and development activities of the Company, product and marketing plans, customer and supplier information, apparatus, equipment, process, system, formula, design, non-public information concerning FDA proceedings, report, tangible research materials, technology, business plan, forecast and information disclosed to the Company or to Consultant by third parties of a proprietary or confidential nature or under an obligation of confidence, that is communicated to, learned of, developed or otherwise acquired by Consultant in the course of its service as a consultant to the Company.

Consultant’s obligations under this Section 8.2 shall not apply to any information that (i) is or becomes generally known within the Company’s industry under circumstances involving no breach by Consultant of the terms of this Section 8.2, or (ii) was known to Consultant at the time it was disclosed as evidenced by Consultant’s written records at the time of disclosure.

Consultant agrees to exercise all reasonable precautions to protect the integrity and confidentiality of Proprietary Information in his possession and not to remove any materials containing Proprietary Information from the Company’s premises except to the extent necessary to his performance of consulting services for the benefit of the Company. Upon termination of this Agreement or at any other time upon request by the Company, Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, tangible research materials, reports, customer lists, drawings, plans, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company.

Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

10.	Independent Contractor Status.

Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

11.	Confidentiality Consultant understands the confidential nature of the information and materials he will acquire or develop in performing its services under this Agreement. Consultant acknowledges that if such information or materials were revealed to competitors of the Company, then such disclosure could cause damage to the Company, and agrees that Consultant shall not disclose, during the Consultation Period and for five (5) years thereafter, any Proprietary Information to competitors of the Company.

12.	Notices. All notices required or permitted under this Agreement shall be in writing delivered by a recognized national overnight courier, personal delivery, or facsimile transmission and shall be deemed effective upon receipt. The parties shall designate their addresses and facsimile numbers.

13.	Entire Agreement. This Agreement, including all schedules and exhibits attached hereto, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

14.	Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Consultant.

15.	Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

16.	Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Consultant are personal and shall not be assigned by him.

17.	Miscellaneous.

17.1	The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

17.2	In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

For Pro-Pharmaceuticals

By:	/s/ Theodore D. Zucconi
Theodore D. Zucconi, Ph.D.,
Chief Executive Officer

For PGT BioMedical Consulting

By:	/s/ Dr. Peter Traber

Dr. Peter Traber for Consultant

Title:

Appendix 1

General Roles and Responsibilities of Consultant as acting CMO

Regulatory Strategy Definition;

FDA Interface management;

Clinical Trial Strategy Definition and Execution;

Management of internal and external Resources;

Assistance with Road Shows and Presentations to Possible Investors;

Assistance with Investor Relations;

Other General Duties as Assigned by the CEO